Exhibit 99(a)

Contacts: Stacey Sullivan, Media Relations	Tony Laday, Investor Relations
(800) 775-7290	(972) 770-8890

BRINKER INTERNATIONAL REPORTS INCREASES IN SECOND QUARTER

FISCAL 2012 EPS, COMPARABLE RESTAURANT SALES AND TRAFFIC

DALLAS (Jan. 24, 2012) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal second quarter ended Dec. 28, 2011.

Highlights for the second quarter of fiscal 2012 include the following:

•	Earnings per diluted share, before special items, increased 23.7 percent to $0.47 compared to $0.38 for the second quarter of fiscal 2011 (see non-GAAP reconciliation below)

•	On a GAAP basis, earnings per diluted share increased 7.3 percent to $0.44 from $0.41 in the second quarter of the prior year

•	Total revenues increased 1.5 percent to $681.9 million

•	Restaurant operating margin[1] improved 50 basis points to 17.9 percent compared to the second quarter of fiscal 2011

•	Chili’s comparable restaurant sales increased 1.4 percent and customer traffic increased 1.1 percent, the third consecutive quarterly increase for both metrics

•

Maggiano’s comparable restaurant sales increased 2.8 percent, representing the eighth consecutive quarterly increase, and customer traffic increased by 0.6 percent, representing the ninth consecutive quarterly increase

•	The company repurchased approximately 2.0 million shares of its common stock for $47.8 million in the second quarter

•	The company paid a dividend of 16 cents per share in the second quarter, an increase of 14.3 percent over the prior year quarter

•	For the first six months of fiscal 2012, cash flows provided by operating activities were $114.2 million and capital expenditures totaled $53.5 million

“Brinker delivered another strong quarter as evidenced by a 24 percent increase in our EPS. This marked Brinker’s fourth consecutive quarter of comp sales and traffic growth, which demonstrates the effectiveness of our strategies, the strength of our team and the receptivity of our guests to the changes we’re making to our business,” said Doug Brooks, President and Chief Executive Officer. “We are confident we’ll deliver on our promise to double EPS by 2015.”

[1]	Restaurant operating margin is defined as Revenues less Cost of sales, Restaurant labor and Restaurant expenses.

Table 1: Monthly and Q2 comparable restaurant sales

Q2 12 and Q2 11, company-owned, reported brands and franchise; percentage

	Oct	Nov	Dec	Q2 12	Q2 11
Brinker International	1.4	1.4	2.1	1.7	(3.5)
Chili’s Company-Owned
Comparable Restaurant Sales	1.4	1.4	1.5	1.4	(4.9)
Pricing Impact	1.0	1.0	1.1	1.1	1.0
Mix-Shift	(0.5)	(0.5)	(1.3)	(0.8)	1.2
Traffic	0.9	0.9	1.7	1.1	(7.1)
Maggiano’s
Comparable Restaurant Sales	1.6	1.4	4.8	2.8	4.7
Pricing Impact	2.1	1.9	1.5	1.8	1.0
Mix-Shift	(0.4)	0.0	1.3	0.4	(2.0)
Traffic	(0.1)	(0.5)	2.0	0.6	5.7

Franchise[1]				2.6	(4.1)
Domestic Comparable Restaurant Sales				1.7	(6.5)
International Comparable Restaurant Sales				4.8	2.9

System-wide[2]				2.0	(3.7)

[1]

Although franchise comparable sales are not derived from sales attributable to the company, including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development. The company generates royalty revenue and advertising fees based on franchisee sales, where applicable.

[2]	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchisee operated restaurants.

Quarterly Operating Performance

CHILI’S second quarter revenues of $554.8 million represent a 1.2 percent increase from $548.3 million in the prior year period driven by increased guest traffic and menu prices. Chili’s operating margin improved compared to the prior year primarily due to successful labor savings initiatives related to food preparation procedures. Restaurant expense was also positively impacted by lower repair and maintenance expense, credit card fees, workers’ compensation insurance expenses and sales leverage on fixed costs related to higher revenue. Cost of sales was negatively impacted by unfavorable pricing on oils, beef, produce and dairy, partially offset by favorable pricing on poultry.

MAGGIANO’S second quarter revenues of $110.9 million increased 2.9 percent primarily driven by increased menu prices and improved traffic. Restaurant operating margin improved compared to prior year primarily due to lower workers’ compensation insurance expense, credit card fees and sales leverage on fixed costs related to higher revenue.

ROYALTY AND FRANCHISE revenues totaled $16.2 million for the quarter, an increase of 2.5 percent over the prior year driven primarily by 22 international net openings since the second quarter of fiscal 2011. International comparable restaurant sales increased 4.8 percent while domestic franchise comparable restaurant sales increased 1.7 percent. Brinker franchisees generated $389 million in sales2 for the second quarter of fiscal 2012, an increase of 4.5 percent over the prior year.

“We’re pleased with the progress we made during the second quarter on our journey toward a 400 basis-point margin improvement in our business,” said Guy Constant, Executive Vice President and Chief Financial Officer.

[2]	Royalty revenues are recognized based on the sales generated and reported to the company by its franchisees.

“Our solid results and significant progress on what is a challenging strategic plan gives us confidence we will continue to increase shareholder value.”

Other

General and administrative expense remained flat for the quarter primarily due to a decrease in performance based compensation, offset by the impact of the expiration of the transition services agreements with Macaroni Grill and On The Border.

Interest expense decreased $0.5 million for the quarter primarily due to lower interest rates.

Excluding the impact of special items, the effective income tax rate increased to 29.7 percent in the current quarter from 27.3 percent in the same quarter last year driven by increased earnings. On a GAAP basis, the effective income tax rate increased to 29.0 percent in the current quarter as compared to 17.5 percent in the same quarter last year primarily due to the positive impact of resolved tax positions in the prior year and increased earnings.

Non-GAAP Reconciliation

The company believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 2: Reconciliation of net income before special items

Q2 12 and Q2 11; $ millions and $ per diluted share after-tax

	Q2 12	EPS Q2 12	Q2 11	EPS Q2 11
Net Income	35.7	0.44	37.5	0.41
Other (Gains) and Charges[1]	2.5	0.03	1.7	0.02
Adjustment for Tax Items	—	—	(4.1)	(0.05)

Net Income before Special Items	38.2	0.47	35.1	0.38

[1]	Pre-tax Other gains and charges was $4.0 million and $2.8 million in the second quarter of fiscal 2012 and 2011, respectively.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker website (www.brinker.com) at 8 a.m. CDT today (Jan. 24). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Feb. 21, 2012.

Additional financial information, including statements of income which detail operations excluding special items, franchise development and royalty fees, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-Q for second quarter fiscal 2012 filing on or before Feb. 6, 2012; and

•	Third quarter earnings release, before market opens, April 23, 2012.

About Brinker

Brinker International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,574 restaurants under the names Chili’s® Grill & Bar (1,529 restaurants) and Maggiano’s Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

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BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 28,	Dec. 29,	Dec. 28,	Dec. 29,
	2011	2010	2011	2010
Revenues	$681,904	$671,886	$1,350,306	$1,326,779
Operating Costs and Expenses:
Cost of sales	185,189	179,298	366,807	353,778
Restaurant labor (a)	214,317	213,465	430,262	430,611
Restaurant expenses	160,077	162,050	325,642	327,199
Depreciation and amortization	31,153	32,452	62,336	65,025
General and administrative	31,215	31,387	64,034	61,431
Other gains and charges (b)	4,033	2,774	5,718	5,894

Total operating costs and expenses	625,984	621,426	1,254,799	1,243,938

Operating income	55,920	50,460	95,507	82,841
Interest expense	6,509	7,034	13,557	14,230
Other, net	(854)	(2,000)	(1,946)	(3,734)

Income before provision for income taxes	50,265	45,426	83,896	72,345
Provision for income taxes	14,591	7,962	24,601	13,450

Net Income	$35,674	$37,464	$59,295	$58,895

Basic net income per share	$0.45	$0.41	$0 .73	$0.61

Diluted net income per share	$0.44	$0.41	$0 .72	$0.61

Basic weighted average shares outstanding	79,840	90,936	80,792	95,815

Diluted weighted average shares outstanding	81,655	92,111	82,619	96,847

(a)	Restaurant labor includes all compensation related expenses, including benefits and incentive compensation, for restaurant employees at the general manager level and below. Labor related expenses attributable to multi-restaurant (or above-restaurant) supervision is included in Restaurant expenses.
(b)	In the second quarter of fiscal 2012, Other gains and charges includes long-lived asset impairments of $1.5 million related to the closure and impairment of certain underperforming restaurants and lease termination charges of $1.9 million. In the first quarter of fiscal 2012, Other gains and charges includes litigation charges of $2.5 million and lease termination charges of $0.5 million, partially offset by a $1.3 million gain related to the sale of land. In the second quarter of fiscal 2011, Other gains and charges primarily includes long-lived asset impairments of $1.7 million related to restaurant closures and impairments and $0.9 million of severance costs. In the first quarter of fiscal 2011, Other gains and charges primarily includes $2.8 million of severance costs.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Dec. 28,	June 29,
	2011	2011
	(Unaudited)
ASSETS
Current assets	$252,742	$221,360
Net property and equipment (a)	1,038,698	1,056,279
Total other assets	196,770	206,929

Total assets	$1,488,210	$1,484,568

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$27,211	$22,091
Current liabilities	394,938	383,510
Long-term debt, less current installments	561,482	502,572
Other liabilities	135,884	137,485
Total shareholders’ equity	368,695	438,910

Total liabilities and shareholders’ equity	$1,488,210	$1,484,568

(a)	At Dec. 28, 2011, the company owned the land and buildings for 188 of the 865 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $141.8 million and $128.0 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Dec. 28,	Dec. 29,
	2011	2010
Cash Flows From Operating Activities:
Net income	$59,295	$58,895
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,336	65,025
Restructure charges and other impairments	4,898	4,129
Stock-based compensation	6,449	6,455
Net loss (gain) on disposal of assets	573	(1,468)
Changes in assets and liabilities	(19,306)	(63,031)

Net cash provided by operating activities	114,245	70,005

Cash Flows from Investing Activities:
Payments for property and equipment	(53,475)	(31,842)
Proceeds from sale of assets	4,279	6,873
Investment in equity method investees	(912)	(1,556)

Net cash used in investing activities	(50,108)	(26,525)

Cash Flows from Financing Activities:
Purchases of treasury stock	(125,638)	(251,818)
Proceeds from issuance of long-term debt	70,000	—
Payments of dividends	(25,073)	(28,562)
Proceeds from issuances of treasury stock	16,649	12,165
Payments on long-term debt	(5,625)	(5,564)
Payments for deferred financing costs	(1,620)	—
Excess tax benefits from stock-based compensation	792	140

Net cash used in financing activities	(70,515)	(273,639)

Net change in cash and cash equivalents	(6,378)	(230,159)
Cash and cash equivalents at beginning of period	81,988	344,624

Cash and cash equivalents at end of period	$75,610	$114,465

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	0000000	0000000	0000000
	Second Quarter Net Openings/(Closings)	Total Restaurants	Projected Openings
	Fiscal 2012	Dec. 28, 2011	Fiscal 2012
Company-Owned Restaurants:
Chili’s	(2)	821	—
Maggiano’s	—	44	—

	(2)	865	—

Franchise Restaurants:
Chili’s	(3)	467	3
International (a)	1	242	37-42

	(2)	709	40-45

Total Restaurants:
Chili’s	(5)	1,288	3
Maggiano’s	—	44	—
International (a)	1	242	37-42

	(4)	1,574	40-45

(a)	At Dec. 28, 2011, international franchise restaurants by brand were 241 Chili’s and one Maggiano’s.

FOR ADDITIONAL INFORMATION, CONTACT:

TONY LADAY

INVESTOR RELATIONS

(972) 770-8890

6820 LBJ FREEWAY

DALLAS, TEXAS 75240